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                                                                     Exhibit 3.2

                 AMENDMENTS TO BY-LAWS EFFECTIVE AUGUST 15, 2003

          RESOLVED FURTHER, That Section 3.1 of the By-laws of the Company is hereby amended effective August 15, 2003 to reduce the number of directors comprising the Board of Directors from five to four; and

          RESOLVED FURTHER, That Section 4.1 of the By-laws of the Company is hereby amended effective August 15, 2003 to read in its entirety as follows:

     SECTION 4.1. ELECTION OF OFFICERS. There shall be elected by the Board of Directors in each year the following officers: a Chairman of the Board; a President; such number of Senior Vice Presidents, such number of Vice Presidents and such number of Assistant Vice Presidents as the Board at the time may decide upon; a Secretary; such number of Assistant Secretaries as the Board at the time may decide upon; a Treasurer; and such number of Assistant Treasurers as the Board at the time may decide upon. There may also be elected a General Counsel. There may also be elected such number of Assistant General Counsel as the Board at the time may decide upon. Any two or more offices may be held by one person, except that the offices of President and Secretary may not be held by the same person. All officers shall hold their respective offices during the pleasure of the Board.

and

          RESOLVED FURTHER, That Section 4.10 of the By-laws of the Company is hereby amended effective August 15, 2003 to read in its entirety as follows:

     SECTION 4.10. Duties OF ASSISTANT SECRETARY, ASSISTANT TREASURER, ASSISTANT CONTROLLER AND ASSISTANT GENERAL COUNSEL. The Assistant Secretary, Assistant Treasurer and Assistant Controller shall assist the Secretary, Treasurer and Controller, respectively, in the performance of the duties assigned to each and shall for such purpose have the same powers as his or her principal. The

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     Assistant General Counsel shall assist the General Counsel or any counsel providing primary legal services for the Company. Each assistant officer shall also have such other powers and duties as may be prescribed for him or her by the Board, or be delegated to him or her by the Chairman of the Board or by the President.